Exhibit 3(a)

                                                         FILED # C13778-01
                                                            May 24, 2001
                                                          In the Office of
                                                          /s/ Dean Heller
                                                  DEAN HELLER SECRETARY OF STATE


                            ARTICLES OF INCORPORATION
                                       OF
                                 FIRSTCDP, INC.


     ARTICLE 1. The name of the corporation shall be FIRSTCDP, INC. (the "Corporation").

     ARTICLE 2. The Corporation's principal office in the State of Nevada is located at 202 South Minnesota Avenue, Carson City, Nevada 89703. The name and street address of its resident agent is Capitol Document Services, Inc., 202 South Minnesota Avenue, Carson City, Nevada 89703.

     ARTICLE 3. The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Nevada General Corporation Law, as it may be amended from time to time (the "General Corporation Law").

     ARTICLE 4. The Corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock and Preferred Stock that the Corporation shall have authority to issue is one hundred million (100,000,000) of which seventy-five million (75,000,000) shares shall be Common Stock and twenty-five million (25,000,000) shares shall be Preferred Stock. The par value of the shares of Common Stock is ($0.0001) per share. The par value of the shares of Preferred Stock is ($0.0001) per share.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

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     ARTICLE 5. The governing board of the Corporation shall be known as directors, and the number of directors may be increased or decreased from time to time as set forth in the bylaws of the Corporation. The initial board of directors shall consist of one (1) member. The names and addresses of the persons who are to serve as members of the initial board of directors until their successors are elected and qualified or until their earlier resignation or removal are:

     Name                               Address
     ----                               -------
     Cynthia D. Phillips                c/o 4745 North 7th Street
                                        Suite 234
                                        Phoenix, Arizona 85014

     ARTICLE 6. The personal liability of any director of the Corporation to the Corporation or its stockholders for damages for breach of fiduciary duties as a director is hereby eliminated to the fullest extent allowed by the General Corporation Law.

     ARTICLE 7. The names and positions of the persons who are to serve as the initial officers of the Corporation, until their successors are duly elected and qualified or until their earlier resignation or removal are:

     Name                               Office
     ----                               ------
     Cynthia D. Phillips                President, Secretary, Treasurer

     ARTICLE 7. David B. Stocker, Esq., 4745 North 7th Street, Suite 234, Phoenix, Arizona 85014 is the sole Incorporator of the Corporation.

     THE UNDERSIGNED, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law, does make the file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 21st day of May, 2001.


                                        By: /s/ David B. Stocker
                                            ------------------------------------
                                            David B. Stocker, Incorporator

     The foregoing instrument was executed by David B. Stocker in the presence of a notary public in and for the State of Arizona this 21st day of May, 2001.

                                            /s/ Victoria M. Nilsson
                                            ------------------------------------
                                            Notary Public

            [Seal]
         Official Seal
      Victoria M. Nilsson
Notary Public - State of Arizona
        MARICOPA COUNTY
 My Comm. Expires July 10, 2002

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           CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT

In the matter of FIRSTCDP, INC.

I, CAPITOL CORPORATE SERVICES, INC., hereby state that on MAY 23, 2001 I accepted the appointment as resident agent for the above named business entity.

The street address of the resident agent in this state is as follows:

202 S. MINNESOTA STREET
CARSON CITY, NEVADA 89703

    /s/                                                         May 23, 2001
    ---------------------------------                           ------------
       Signature of Resident Agent                                 DATE
ON BEHALF OF CAPITOL CORPORATE SERVICES, INC.

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